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                                  EXHIBIT 23.2
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
FuelCell Energy, Inc.:

     We consent to the inclusion and incorporation by reference in the registration statement on Form S-3 of FuelCell Energy, Inc. of our report dated January 28, 2000 relating to the consolidated balance sheets of FuelCell Energy, Inc. as of October 31, 1999 and 1998 and the related consolidated statements of income (loss), changes in common shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 1999, and to the reference to our firm under the heading "Experts" in the prospectus contained therein.


                                          KPMG LLP


Stamford, CT

March 31, 2000